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Exhibit 11

NATIONAL SERVICE INDUSTRIES, INC. AND SUBSIDIARIES

COMPUTATIONS OF NET INCOME PER SHARE OF COMMON STOCK


                                                      Years Ended August 31
                                                1995           1994        1993
(In thousands, except per-share data)

Primary:

  Weighted Average Number of Shares
    (determined on a monthly basis) ........     48,696      49,547      49,556

  Net Income ...............................   $ 94,097    $ 82,698    $ 75,116

  Primary Earnings per Share ...............   $   1.93    $   1.67    $   1.52


Fully Diluted:

  Weighted Average Number of Shares
    Outstanding ............................     48,696      49,547      49,556

  Additional Shares Assuming Exercise of
    Options:
      Options exercised ....................        989         707         545
      Treasury stock purchased with proceeds       (835)       (619)       (478)

  Average Common Shares Outstanding
     (as adjusted) .........................     48,850      49,635      49,623

  Net Income ...............................   $ 94,097    $ 82,698    $ 75,116

  Fully Diluted Earnings per Share .........   $   1.93    $   1.67    $   1.51